Exhibit 99.1

News Release

Nektar Therapeutics Promotes Lorianne Masuoka, M.D.
To Senior Vice President and Chief Medical Officer

SAN CARLOS, Calif., Nov. 30 /PRNewswire-FirstCall/ -- Nektar Therapeutics (Nasdaq: NKTR) today announced the promotion of Lorianne Masuoka, M.D. to Senior Vice President and Chief Medical Officer.  Dr. Masuoka will report directly to Nektar's President and Chief Executive Officer, Howard W. Robin.

"Lorianne's outstanding leadership and highly effective clinical development strategies have been instrumental in rapidly advancing Nektar's proprietary clinical pipeline, including the successful partnering of NKTR-118 with AstraZeneca," Robin said.  "She has assembled a world-class Clinical Development team that has demonstrated its ability to efficiently and repeatedly move our high-value proprietary compounds through clinical development."

Dr. Masuoka has over 15 years of experience in clinical research and development in CNS, oncology, metabolic disease and immunology.  As Senior Vice President and Chief Medical Officer, she will lead Clinical Development, Regulatory Affairs, Drug Safety, Clinical Pharmacology, Toxicology and Program Management.

Dr. Masuoka joined Nektar in August 2008 as Vice President of Clinical Development. Dr. Masuoka received her B.S. and M.D. from the University of California, Davis and completed her fellowship at the Yale School of Medicine.  She is board certified in Neurology.

Dr. Randall Moreadith, Senior Vice President and Chief Development Officer, will be leaving the company for personal reasons.  The company wishes to acknowledge his contributions over the past year.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar's technology and drug development expertise have enabled nine approved products in the U.S. or Europe for leading biopharmaceutical company partners, including UCB's Cimzia(R) for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS(R) for hepatitis C and Amgen's Neulasta(R) for neutropenia.

Nektar has created a robust pipeline of potentially high-value therapeutics to address unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules. Nektar is currently conducting clinical and preclinical programs in oncology, pain and other therapeutic areas. Nektar recently entered into an exclusive worldwide license agreement with AstraZeneca for its oral NKTR-118 program to treat opioid-induced constipation and its NKTR-119 program for the treatment of pain without constipation side effects. NKTR-102, PEGylated irinotecan, is currently being evaluated in Phase 2 clinical studies for the treatment of ovarian, breast and colorectal cancers. NKTR-105, PEGylated docetaxel, is currently in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements that reflect management's current views regarding the value and potential of Nektar's technology platform, Nektar's pipeline of product candidates in development, and Nektar's collaborations with third parties.  These forward-looking statements involve risks and uncertainties, including but not limited to: (i) Nektar's proprietary product candidates and those of its partners are in the early to mid-stage phases of clinical development and the risk of failure is high and can occur at any stage prior to regulatory approval; (ii) Nektar or its partners may not be able to successfully obtain regulatory approval for product candidates in development; (iii) Nektar's commercialization partners may not be successful in their sales and marketing efforts even if current product candidates successfully receive future regulatory approval in one or more markets; (iv) Nektar's patent applications for its technology platforms and proprietary or partner product candidates may not issue, patents that have issued may not be enforceable; and or intellectual property licenses from third parties may be required in the future; and (v) other important risks and uncertainties set forth in Nektar's most recent Quarterly Report on Form 10-Q filed on November 5, 2009 and its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009. Actual results could differ materially from the forward-looking statements contained in this press release.  Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

For more information on Nektar Therapeutics, please visit www.nektar.com

Jennifer Ruddock, 650-631-4954

CONTACT:  Jennifer Ruddock of Nektar Therapeutics, +1-650-631-4954